EXHIBIT 18
NEWS RELEASE
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                                                                        Contact:
                                                        William R. (Todd) Fowler
                                                                  (800) 988-4304


                SECURITY CAPITAL PROPOSES TRANSACTION TO ACQUIRE
                      ENTIRE PUBLIC INTEREST IN STORAGE USA

CHICAGO (November 6, 2001) - Security Capital Group Incorporated (NYSE: SCZ) announced today that Security Capital has proposed a transaction to acquire the entire public interest in Storage USA, Inc. (NYSE: SUS). The proposal states that the shareholders of Storage USA other than Security Capital would receive $42 in cash for each common share of Storage USA. Storage USA, based in Memphis, Tenn., is a leading owner and operator of self-storage facilities.

Security  Capital  currently  owns 43% of the  outstanding  Storage  USA  common
shares.   As  proposed,   the  aggregate  value  of  the  transaction  would  be
approximately $1.8 billion, which includes the assumption of approximately $761 million of debt and preferred stock.

Complete details of the proposal are included in an amendment to Security Capital's 13D relating to Storage USA filed with the SEC.

Security Capital is a leading international real estate operating company. The company's current strategy is to own all or a high percentage of six real estate businesses that function as private operating divisions and to eliminate the discount to the underlying value of its assets. Security Capital currently has ownership positions in 11 real estate operating businesses with combined assets of $17.7 billion, as well as a capital management division with $2.4 billion of assets under management. The company plans to reposition or sell its investment in several of these businesses and focus its capital in those that hold one of the top two market positions in their specific niche and are able to create measurable brand value, as well as generate significant income from services and managed capital. The principal offices of Security Capital and its majority-owned affiliates are in Atlanta, Brussels, Chicago, El Paso, Houston, London, Luxembourg, New York and Santa Fe.

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THIS  PRESS  RELEASE  CONTAINS  CERTAIN  STATEMENTS  THAT ARE  NEITHER  REPORTED
FINANCIAL RESULTS NOR OTHER HISTORICAL INFORMATION. THESE STATEMENTS ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE SAFE-HARBOR PROVISIONS OF THE U.S. FEDERAL SECURITIES LAWS. THESE STATEMENTS REFLECT THE CURRENT VIEWS OF SECURITY CAPITAL WITH RESPECT TO FUTURE EVENTS AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. BECAUSE THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES, AC-

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TUAL FUTURE RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR IMPLIED BY
THE STATEMENTS. MANY OF THESE RISKS AND UNCERTAINTIES RELATE TO FACTORS THAT ARE BEYOND THE COMPANY'S ABILITY TO CONTROL OR ESTIMATE PRECISELY, SUCH AS FUTURE MARKET CONDITIONS, THE BEHAVIOR OF OTHER MARKET PARTICIPANTS, THE ACTIONS OF GOVERNMENTAL REGULATORS AND OTHER RISK FACTORS DETAILED IN SECURITY CAPITAL'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THESE MATERIALS. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THESE MATERIALS.